UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.
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On May 31, 2016, Ashford Hospitality Prime, Inc. issued the following press release:

NEWS RELEASE

Contact:	Trevor Gibbons	Marilynn Meek	Jordan Jennings
	Edelman	Financial Relations Board	Investor Relations
	(212) 704-8166	(212) 827-3773	(972) 778-9487

ASHFORD PRIME SENDS OPEN LETTER TO SESSA CAPITAL
ANNOUNCING RECEPTIVITY TO A SETTLEMENT STILL STANDS

DALLAS, May 31, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that it sent an open letter to Sessa Capital (“Sessa”) stating that the Company’s receptivity to settlement discussions still stands.

The full text of the letter follows:

Dear Mr. Petry,

We have read your response to our open letter regarding a settlement, in which you rejected the terms of our settlement proposal in favor of “seeing the proxy contest to completion.”  Although Judge David Godbey agreed with our determination that your proposed nominees are invalid and ineligible to stand for election at the Company’s 2016 annual meeting, we nevertheless believe that it is in the best interest of all Ashford Prime stockholders that we put an end, once and for all, to the expensive and disparaging proxy contest and litigation that has engulfed the Company since you filed your lawsuits against the Company and announced your board slate in January.  To this end, we are writing to inform you that our previous offer to settle still stands so that the Company may refocus its full efforts to maximize value for all shareholders.

As a reminder, the key elements of our proposal are as follows:

•	Board Composition. We have previously announced a plan to expand the board by two, adding new independent directors with relevant hospitality industry experience. This would bring our total director count to nine, seven of whom would be independent. We would agree to involve Sessa in the selection of these two new directors.

•	Special Committee for Advisor Transactions. The board of directors would form this new standing committee comprised only of independent directors, including at least one of the newly-added directors. All transactions with our advisor would be subject to this committee’s prior approval. The committee would be tasked with and empowered to improve the terms of the advisory agreement.

•	Settlement of Litigation and Standstill. The parties would immediately end their litigation, and Sessa would agree to a customary standstill that would provide the newly comprised board time to implement its business strategy without further distracting and expensive proxy contests brought by Sessa Capital.

We continue to believe that implementation of this proposed settlement would further enhance the benefits that we expect to be realized in connection with the Company’s recently-announced strategic plan.  The Company has already made substantial progress in this regard, including:

•	The execution of a Purchase and Sale Agreement for the sale of the Courtyard Seattle Downtown Hotel for $84.5 million, subject to adjustment as provided in the agreement, which represents a purchase price of $338,000 per key and a trailing 12 month cap rate of 6.7% on net operating income;

•	The repurchase of $5.5 million of our common stock, representing approximately 490,000 shares at an average price of $11.32 per share (as of May 27, 2016); and

•	The withdrawal of the Company’s capital from the investment fund, the proceeds of which are targeted for the Company’s stock repurchase program.

We will continue to execute on these strategic review initiatives and others, and believe that the best is yet to come.

It is our sincere hope that you will join us in pursuing a path going forward based on constructive dialogue and cooperation.  We remain willing to move quickly to formalize the proposal outlined above.  You’re welcome to contact us privately or publicly as to your answer.

Regardless of your choice, rest assured that we will continue to work tirelessly to create value for all Ashford Prime stockholders, including Sessa.

Sincerely,

Curtis B. McWilliams, Lead Independent Director

Stefani D. Carter, Independent Director

W. Michael Murphy, Independent Director
Andrew L. Strong, Independent Director
Matthew D. Rinaldi, Independent Director

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis & Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, our business and investment strategy, our understanding of our competition, current market trends and opportunities, and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise; our ability to deploy capital and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions; unanticipated increases in financing and other costs, including a rise in interest rates; the degree and nature of our competition; actual and potential conflicts of interest with Ashford Hospitality Trust, Inc., Ashford Hospitality Advisors, LLC (“Ashford LLC”), Ashford Inc., Remington Lodging & Hospitality, LLC, our executive officers and our non-independent directors; our ability to implement and execute on planned initiatives announced in connection with the conclusion of our independent directors’ strategic review process; changes in personnel of Ashford LLC or the lack of availability of qualified personnel; changes in governmental regulations, accounting rules, tax rates and similar matters; legislative and regulatory changes, including changes to the Internal Revenue Code and related rules, regulations and interpretations governing the taxation of real estate investment trusts (“REITs”); and limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in our Annual Report on Form 10-K, and from time to time, in our other filings with the Securities and Exchange Commission (“SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
Ashford Hospitality Prime, Inc. (“Ashford Prime”), its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Ashford Prime’s stockholders in connection with its 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s definitive proxy statement, filed with the SEC on April 25, 2016. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ashford Prime’s 2016 Annual Meeting.
Ashford Prime has filed a definitive proxy statement in connection with the 2016 Annual Meeting. ASHFORD PRIME STOCKHOLDERS ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GOLD PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY ASHFORD PRIME WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and an accompanying GOLD proxy card are, along with other relevant documents, available at no charge on the SEC’s website at www.sec.gov. Copies of these documents will also be available free of charge from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.
MacKenzie Partners, Inc.
Stockholders Call Toll-Free: (800) 322-2885
Banks and Brokers Call Contact: (212) 929-5500
Email: proxy@MacKenziePartners.com
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